SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934, as amended.

Filed by the Registrant |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          EASYLINK SERVICES CORPORATION
      (Name of Registrant as Specified In Its Certificate of Incorporation)

                                       N/A
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
             -------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
             -------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             -------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:
             -------------------------------------------------------------------

         (5) Total fee paid:
             -------------------------------------------------------------------

|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
             -------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:
             -------------------------------------------------------------------

         (3) Filing Party:
             -------------------------------------------------------------------

         (4) Date Filed:

                         EASYLINK SERVICES CORPORATION
                             33 Knightsbridge Road
                              Piscataway, NJ 08854


                                                                   July 1, 2003



Dear Stockholder:

   On behalf of the Board of Directors, I cordially invite you to attend our Annual Meeting of Stockholders to be held at 3 p.m. on Thursday, August 7, 2003 at the Embassy Suites Hotel located at 121 Centennial Avenue, Piscataway, NJ 08854.

   We have enclosed with this letter a notice of meeting, a proxy statement, a proxy card and a return envelope. We have also enclosed your 2002 Annual Report.

   Your vote is important. Whether or not you plan to attend, please date and sign the enclosed proxy card and return it in the envelope provided. If you plan to attend the meeting, you may vote in person.

   I look forward to your participation.

                                        Sincerely,


                                        /s/ GERALD GORMAN
                                        ----------------------------------------
                                        GERALD GORMAN
                                        Chairman

                         EASYLINK SERVICES CORPORATION
                             33 Knightsbridge Road
                              Piscataway, NJ 08854



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held on August 7, 2003

   The Annual Meeting of Stockholders (the "Annual Meeting") of EasyLink Services Corporation, a Delaware corporation (the "Company" or "EasyLink"), will be held at 3 p.m. local time on Thursday, August 7, 2003 at the Embassy Suites Hotel located at 121 Centennial Avenue, Piscataway, NJ 08854 for the following purposes:

      1. To elect seven directors of EasyLink to serve until the 2004 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

      2. To approve the Company's 2003 Stock Option Plan; and

      3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice. The Board of Directors has fixed the close of business on June 12, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.



                                   By Order of the Board of Directors


                                   /s/ DAVID W. AMBROSIA
                                   ---------------------------------------------
                                   DAVID W. AMBROSIA
                                   Executive Vice President, General Counsel
                                   and Secretary

Piscataway, New Jersey
July 1, 2003

                         EASYLINK SERVICES CORPORATION
                             33 Knightsbridge Road
                              Piscataway, NJ 08854

                              --------------------
                                PROXY STATEMENT
                              --------------------

General

   The enclosed proxy is solicited by the Board of Directors of EasyLink Services Corporation, a Delaware corporation (the "Company" or "EasyLink"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 3 p.m. local time on Thursday, August 7, 2003 at the Embassy Suites Hotel located at 121 Centennial Avenue, Piscataway, NJ 08854, and any adjournment or postponement thereof.

   The Company's principal offices are located at 33 Knightsbridge Road, Piscataway, New Jersey 08854. This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about July 3, 2003

Revocability Of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
David W. Ambrosia, Executive Vice President, General Counsel and Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

   The close of business on June 12, 2003 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 42,046,412 shares of Class A Common Stock outstanding held of record by approximately 793 stockholders and 1,000,000 shares of Class B Common Stock held of record by one stockholder.

Voting And Solicitation

   Each outstanding share of Class A Common Stock on the Record Date is entitled to one vote and each outstanding share of Class B Common Stock on the Record Date is entitled to 10 votes on all matters, subject to the conditions described below. The presence, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

   The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting. Abstentions and broker "non-votes" are not counted for the purposes of the election of directors.

   All other matters submitted to the stockholders will require the affirmative vote of the holders of a majority of the votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as a vote "AGAINST" such matters. Broker "non-votes" will not be counted for purposes of determining whether such matters have been approved.

   If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to the matter to be acted upon, proxies will be voted "FOR" such matter.

   The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees

   At the Annual Meeting, the stockholders will elect seven (7) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

   The names of the nominees, their ages as of July 1, 2003 and certain other information about them are set forth below:

Name                                                    Age         Position
----                                                    ---         --------
Gerald Gorman ..................................         48         Chairman, Director
Thomas Murawski ................................         57         Chief Executive Officer, President, Director
George Abi Zeid ................................         50         Executive Vice President and President --
                                                                    International Division, Director
Robert Casale ..................................         64         Director
Stephen Duff ...................................         39         Director
George Knapp ...................................         71         Director
Dennis Raney ...................................         60         Director

   There are no family relationships among any of the directors or executive officers of the Company.

Gerald Gorman -- Chairman

   Mr. Gorman has served as Chairman of EasyLink since founding the Company in December 1995 and as its Chief Executive Officer from February 1997 to October 2000. Prior to founding EasyLink, Mr. Gorman spent 12 years in the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corporation where he founded and managed the Satellite Financing Group. Mr. Gorman also held positions at General Electric Capital Corporation from 1983 to 1985 and at Utah International from 1982 to 1983. Mr. Gorman received his Bachelor of Mechanical Engineering degree from Melbourne University and his M.B.A. from Columbia University. Mr. Gorman serves on the Board of Directors of Tellium, Inc.

Thomas Murawski -- Chief Executive Officer, President and Director

   Mr. Murawski has served as a member of the Board of Directors since February 2000. Mr. Murawski has served as Chief Executive Officer of EasyLink since October, 2000 and as President since June 2002. He served as Chief Executive Officer of Mail.com Business Messaging Services, Inc., a wholly-owned subsidiary of the Company from February 2000 to October 2000. Before joining EasyLink, Mr. Murawski was employed by NetMoves Corporation from November 1991 in the capacity of Chairman, President, CEO and Director. Prior to joining NetMoves Corporation, Mr. Murawski served as Executive Vice President of Western Union Corporation, a global telecommunications and financial services company and President of its Network Services Group. Prior to joining Western Union Corporation, Mr. Murawski served twenty-three years with ITT
Corporation, a diversified manufacturing and services company. He has held operating responsibilities in the areas of subsidiary and product line management, engineering, sales and marketing for both voice and data-oriented businesses. Mr. Murawski's last position with ITT Corporation was President and General Manager of ITT World Communications Inc., an international telecommunications services company.

George Abi Zeid -- Executive Vice President and President -- International Division, Director

   Mr. Abi Zeid has served as a member of the Board of Directors and as President -- International Division since February 2001. Prior to joining EasyLink he served as President of Swift Telecommunications, Inc. which he founded in 1999. Prior to founding Swift Telecommunications, Inc., Mr. Abi Zeid served as Executive Vice President of Xpedite Systems, Inc, and President of Xpedite International, a wholly owned subsidiary of Xpedite Systems Inc.
(PTEK), from 1994 until 1998. Mr. Abi Zeid served as President and Chief Executive Officer of Swift Global, Inc. from the time he founded the company in 1980 until 1994. Prior to founding Swift Global, Inc., Mr. Abi Zeid founded Swift Telex Inc. in 1978.

Robert J. Casale -- Director

   Mr. Casale has served as a member of the Board of Directors since May 8, 2003. Mr. Casale has been a Senior Advisor, Financial Services, to Welsh, Carson, Anderson & Stowe, a large private equity firm, from 2002 to the present and a consultant to ADP from 1998 to the present. From 1988 to 1998, Mr. Casale was Group President, Brokerage Information Services, of ADP. From 1986 to 1988, Mr. Casale was a Managing Director, Co-Head Technology Mergers & Acquisitions Practice, Kidder Peabody & Company. From 1975 to 1986, Mr. Casale held various management positions with AT&T Corp., including President, Special Markets Group from 1985 to 1986. From 1970 to 1975, Mr. Casale held management positions for Telex Corporation. From 1965 to 1969, Mr. Casale held sales positions for Xerox Corporation and Honeywell Corporation. Mr. Casale currently serves on the board of directors of BISYS Group, Wall Street Access and Northeast Securities and has previously served on the boards of ADP, Provident Mutual Life Insurance Company and Quantum Corporation.

Stephen Duff -- Director

   Mr. Duff has been a member of the Board of Directors since January, 2001. Mr. Duff is the Chief Investment Officer of The Clark Estates, Inc. Prior to joining The Clark Estates in 1995, Mr. Duff was a Vice President of The Portfolio Group, Inc., a subsidiary of The Chemical Banking Corporation, Inc. from 1990. Mr. Duff is a 1985 graduate of Stonehill College. Mr. Duff serves on the Boards of The Clara Welch Thanksgiving Home, Inc. (Non-Profit), Casual Male Retail Group Incorporated and Viewpoint Corporation.

George F. Knapp -- Director

   Mr. Knapp has served as a member of the Board of Directors since May 8, 2003. Mr. Knapp has been a Special Limited Partner and Consultant to MidMark Partners, a Chatham, NJ based venture capital firm, from 1993 to the present. From 1988 to 1996, Mr. Knapp was an Associate of MBW Management, a Morristown, NJ based venture capital firm, and a Principal of Communications Investment Group, a Morristown, NJ investment banking and telecommunications consulting firm. From 1982 to 1987, Mr. Knapp served as Corporate Vice President of ITT and Director, Telecommunications/Marketing for ITT Europe based in Brussels. From 1975 to 1982, Mr. Knapp served as Corporate Vice President of ITT and Group Executive and Chief Executive Officer for U.S. domestic and international telecommunications network operations of ITT based in New York. From 1968 to 1974, Mr. Knapp served as President and Chief Executive Officer of the Puerto Rico Telephone Co. in San Juan, Puerto Rico. From 1966 to 1968, Mr. Knapp served as Director of Operations for the Chilean Telephone Company in Santiago, Chile. From 1956 to 1965, Mr. Knapp served in various capacities at AT&T Corp., New York Telephone and Bell Laboratories. Mr. Knapp is currently serving as a member of the Board of Trustees of Manhattan College, New York. He has served on the boards of a variety of companies and other organizations, including the Intermedia Communications, Inc., Digex Inc., the Boy Scouts of America, Greater New York, and the Greater New York United Fund.

Dennis R. Raney -- Director

   Mr. Raney has served as a member of the Board of Directors since May 8, 2003. Mr. Raney was Chief Financial Officer of eOne Global, LP from July 2001 to May 2003. From March 1998 to July 2001, Mr. Raney was Executive Vice President and Chief Financial Officer of Novell, Inc. From 1996 to 1997,
Mr. Raney served as Chief Financial Officer of QAD Inc. From 1995 to 1996, Mr. Raney was Chief Financial Officer of California Microwave and during 1995 of General Magic. From 1993 to 1995, Mr. Raney was Chief Financial Officer, Pharmaceutical Group, of Bristol-Myers Squibb. From 1970 to 1993, Mr. Raney held various management positions with Hewlett Packard. Mr. Raney currently serves as a director and audit committee member of ProBusiness Services, Ultratech Stepper, Inc. and Equinix, Inc. Mr. Raney served as a director and audit committee member of Redleaf Group, Inc. from 2001 to June 2003, of W.R. Hambrecht & Company from November 1998 to June 2001 and of ADAC Laboratories from March 1999 to March 2001.

Meetings and Committees of the Board of Directors

   During 2002, the Board met five times and acted once by unanimous written consent. All of our directors attended 75 percent or more of the aggregate number of regularly scheduled and special meetings of the Board and Board committees on which they served in 2002. From time to time, the Board has created various ad hoc committees for special purposes.

   The Compensation Committee is currently composed of three non-management directors, George Knapp, Robert Casale and Stephen Duff. Mr. Knapp is the Chairman of the Committee. The Compensation Committee held six meetings and acted once by unanimous written consent during 2002. The Compensation Committee has the authority to determine salaries and bonuses, and to make awards of options to purchase capital stock of the Company to the officers and employees of the Company.

   The Audit Committee is currently composed of three directors, Dennis Raney, George Knapp and Stephen Duff. Mr. Raney is the Chairman of the Committee. The Audit Committee held seven meetings during 2002. Each of the current Audit Committee members is an "independent director" as defined in Rule 4200(a)(14) of the NASD listing standards. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee, among other things, provides assistance to the corporate directors in fulfilling their responsibilities relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In carrying out these responsibilities, the Audit Committee, among other things, reviews and recommends to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries; confirms the independence of the independent auditors and the independent auditors' accountability to the Board and the Audit Committee; meets with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof to review such audit, including any comments or recommendations of the independent auditors; and reviews with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company.

Compensation Committee Interlocks and Insider Participation

   EasyLink's Compensation Committee is comprised of three non-management directors, George Knapp, Robert Casale and Stephen Duff. Mr. Knapp is the Chairman of the Committee. All decisions relating to the compensation of EasyLink executive officers are made by the Compensation Committee.

   Mr. Duff is Chief Investment Officer for The Clark Estates, Inc. and is Treasurer of the general partner of, and a limited partner of, Federal Partners, L.P. Federal Partners and accounts for which The Clark Estates, Inc. provides management and administrative services were beneficial holders as of May 1, 2003 of 13.02% of the Company's common stock. The Clark Estates, Inc. provides management and administrative services to Federal Partners. In connection with a financing on January 8, 2001, the Company granted to Federal Partners the right to designate one director to our Board of Directors so long as Federal Partners and other persons associated with it own at least 300,000 shares of Class A Common Stock. Federal Partners, L.P. designated Stephen Duff and he was appointed to our Board on January 8, 2001. Through his limited partnership interest in Federal Partners, L.P.,

Mr. Duff has an indirect interest in 10,789 of the shares of Class A Common Stock held by Federal Partners. See also "Certain Relationships and Related Transactions."

Compensation of Directors

   Other than reimbursing directors for customary and reasonable expenses of attending Board of Directors or committee meetings, EasyLink does not currently compensate directors who are part of the management team. During 2002, three outside, non-management directors were granted options as compensation for their serving as board members. On July 9, 2002, each of Stephen Duff, William Donaldson and Stephen Ketchum was granted options to purchase 5,000 shares of Class A Common Stock at an exercise price of $1.04 per share, vesting in full on the first anniversary of the date of grant, subject to continued service on the vesting date. During 2003, non-management directors are entitled to receive an annual retainer fee in the amount of $10,000, a fee in the amount of $1,000 for each Board meeting and a fee in the amount of $750 for each Committee meeting. The Chairman of the Audit Committee and the Compensation Committee are entitled to receive an additional annual fee of $3,000 each. Each of Robert Casale, Stephen Duff, George Knapp and Dennis Raney also received in May 2003 a grant of options to purchase 20,000 shares of Class A common stock at an exercise price of $0.53 per share. These options vest over four years with 25% after one year and then 6.25% quarterly thereafter.

Vote Required

   A plurality of votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting, is required for the election of directors.

Recommendation of the Board

   The Board of Directors recommends that the stockholders vote "FOR" election of each of the nominees listed above.

                                 PROPOSAL NO. 2

                 APPROVAL OF THE EASYLINK SERVICES CORPORATION
                             2003 STOCK OPTION PLAN

General

   The Board of Directors is proposing for stockholder approval the EasyLink Services Corporation 2003 Stock Option Plan (the "2003 Option Plan"). The purpose of the 2003 Option Plan is to grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonqualified stock options as a means to provide an incentive to our selected directors, officers, employees and consultants to acquire a proprietary interest in EasyLink, to continue in their positions with us and to increase their efforts on our behalf.

   The 2003 Option Plan was adopted by the Board at a meeting held on June 10, 2003 and, if approved by the stockholders, will become effective on August 7, 2003. Appendix A to this Proxy Statement contains the complete text of the 2003 Option Plan, which is summarized below.

Description of the 2003 Option Plan

   Administration. The 2003 Option Plan is administered by the Board of Directors or a committee appointed by the Board. Under the 2003 Option Plan, the plan administrator has the authority to, among other things: (i) select the eligible persons to whom options will be granted, (ii) determine the size, type and the terms of each option granted, (iii) adopt, amend and rescind rules and regulations for the administration of the plan, and (iv) decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the plan.

   Available Shares. A maximum of 2.5 million shares of Class A Common Stock will be available for purchase under the 2003 Option Plan. The maximum number of shares underlying options granted to any individual within a calendar year under the 2003 Option Plan is 1 million. In the event of any changes in the number or kind of outstanding shares of stock by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise, the plan administrator may make equitable adjustments to the price and other terms of any option previously granted or that may be granted under the 2003 Option Plan.

   Eligibility. The plan administrator will select those persons who are to receive option grants. During the first year in which options are granted under the 2003 Option Plan, eligible persons are expected to include approximately 50 officers and other employees of EasyLink and its subsidiaries, each of the non-employee directors of EasyLink, and certain consultants to EasyLink and its subsidiaries.

   Option Agreement. Each option granted under the 2003 Option Plan will be evidenced by an agreement that states the terms and conditions of the grant. The exercise price of an incentive stock option granted under the 2003 Option Plan will not be less than 100% of the fair market value of the stock at the time of grant (110% in the case of an incentive stock option granted to any person who possesses more than 10% of the total combined voting power of all classes of our capital stock). The fair market value of a share of Class A Common Stock as of the Record Date was $0.62.

   Each option granted under the 2003 Option Plan will be exercisable at the times and in the amounts determined by the plan administrator at the time of grant. In addition, the plan administrator, in its discretion, may accelerate the exercisability of any option outstanding under the 2003 Option Plan. The exercise price of an option is payable in cash unless otherwise approved by the plan administrator.

   Options granted under the 2003 Option Plan are not transferable except by will or the laws of descent and distribution and are only exercisable by the grantee during such grantee's lifetime. Each option shall terminate at the time determined by the plan administrator provided that the term may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a ten percent stockholder). However, the plan administrator may, subject to the limitations of the 2003 Option Plan, modify, extend or renew outstanding options granted under the 2003 Option Plan, or accept the surrender of outstanding unexercised options and authorize the grant of substitute options.

   Amendment and Termination. The 2003 Option Plan will terminate on the earliest of (a) August 7, 2013, (b) the date when all shares of stock reserved for issuance under the 2003 Option Plan have been acquired through the exercise of options granted under the plan or (c) any earlier date as may be determined by the Board of Directors. Subject to certain limitations, the Board of Directors may amend the 2003 Option Plan, and may correct any defect, supply any omission or reconcile any inconsistency in the 2003 Option Plan. None of these modifications may alter or adversely impair any rights or obligations under any option previously granted under the 2003 Option Plan, except with the consent of the grantee.

Federal Income Tax Consequences

   The following discussion is generally a summary of the principal United States federal income tax consequences under current federal income tax laws relating to grants or awards to employees under the 2003 Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

   A grantee will not recognize any taxable income upon the grant of a nonqualified option and EasyLink will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified option, the excess of the fair market value of stock on the date of exercise over the exercise price will be taxable as ordinary income to the grantee. If EasyLink complies with applicable withholding requirements, we will be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income subject to any deduction limitation under
Section 162(m) of the Internal Revenue Code. The subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will ordinarily result in capital gain or loss.

   Subject to the discussion below, a grantee will not recognize taxable income at the time of grant or exercise of an incentive stock option and we will not be entitled to a tax deduction with respect to such grant or exercise.
However, the exercise of an incentive stock option may result in an alternative minimum tax liability for the grantee.

   Generally, if a grantee has held shares acquired upon the exercise of an incentive stock option for at least one year after the date of exercise and for at least two years after the date of grant of the incentive stock option, upon disposition of the shares by the grantee, the difference, if any, between the sales price of the shares and the exercise price will be treated as long-term capital gain or loss to the grantee.

   Generally, upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the date of exercise or within two years after the date of grant of the incentive stock option (a "disqualifying disposition"), any excess of the fair market value of the shares at the time of exercise of the option over the exercise price of such option will constitute ordinary income to the grantee. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise will generally be capital gain. Subject to any deduction limitation under Section 162(m) of the Internal Revenue Code, EasyLink will be entitled to a deduction equal to the amount of such ordinary income recognized by the holder.

   If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

Equity Compensation Plan Information

   The following table provides information as of December 31, 2002 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

                                                                         Year Ended December 31, 2002
                                          -----------------------------------------------------------------------------------------
                                                                                                           Number of securities
                                                                                                          remaining available for
                                          Number of securities to be                                   future issuance under equity
                                            issued upon exercise of      Weighted average exercise          compensation plans
                                             outstanding options,           price of outstanding           (excluding securities
                                              warrants and rights       options, warrants and rights     reflected in column (a))
Plan Category                                         (a)                           (b)                             (c)
-------------                             --------------------------    ----------------------------   ----------------------------
Equity compensation plans approved by
  security holders....................             1,969,511                       $ 5.26                         424,728
Equity compensation plans not approved
  by securityholders (1)..............               803,935                       $10.61                          39,005
Total:................................             2,773,446                       $ 6.81                         463,733

---------------
(1) Includes options to purchase 90,054 shares of Class A common stock at a weighted average exercise price of $14.33 per share under the Netmoves 1996 Stock Option Plan which were assumed in connection with the acquisition of Netmoves Corporation by the Company in 2000. Options to purchase 6,070 shares are available for future grant under this plan.

Non-Security Holder-Approved Equity Compensation Plans

   Each of the stock option plans listed in the table below under the sub-heading "Plans Adopted in Acquisitions" were adopted or assumed in connection with the acquisition by the Company of the entities after which the plan is named. Except for the 1996 Netmoves Stock Option Plan, the plan terms and conditions are substantially the same as the terms of the Company's plans for which shareholder approval was obtained, except that incentive stock options were not issuable under such plans. Options under each plan were initially granted to employees of the acquired entity who became employees of the Company after the acquisition or, in the case of the 1996 Netmoves Stock Option Plan, were assumed by the Company. The plans are administered by a Committee of the Board of Directors. The Plans may be amended by the Board of Directors. The number of shares underlying outstanding options, the weighted average exercise price and the number of shares underlying options available for future grant under each plan are specified in the table below.

   The Mail.com 1999 Supplemental Stock Option Plan and the Mail.com 2000 Supplemental Stock Option Plan provide for the grant of options to the Company's directors, employees and consultants and contain terms and conditions that are substantially the same as the terms of the Company's plans for which shareholder approval was obtained, except that incentive stock options are not issuable under such plans. The plans are administered by the Compensation Committee of the Board of Directors. The Plans may be amended by the Board of Directors. Under the plans, options that expire unexercised may be re-granted by the Company to other employees. The number of shares underlying outstanding options, the weighted average exercise price and the number of shares underlying options available for future grant under each of these plans are specified in the table below.

                                                                          Year Ended December 31, 2002
                                             --------------------------------------------------------------------------------------
                                                                                                             Number of securities
                                                                                                           remaining available for
                                             Number of securities to be                                     future issuance under
                                               issued upon exercise of      Weighted average exercise     equity compensation plans
                                                outstanding options,           price of outstanding         (excluding securities
                                                 warrants and rights       options, warrants and rights    reflected in column (a))
Plan                                                     (a)                           (b)                           (c)
----                                         --------------------------    ----------------------------   -------------------------
Plans Adopted in Acquisitions
The Allegro Group Stock Option Plan......                5,642                        $ 9.84                            --
Lansoft Stock Option Plan................                2,768                        $16.88                            --
Netmoves 2000 Stock Option Plan..........               52,489                        $17.94                         4,939
Netmoves 1996 Stock Option Plan..........               90,054                        $14.33                         6,070
Other Plans
Mail.com 1999 Supplemental Stock Option
  Plan...................................              142,216                        $ 8.56                         7,784
Mail.com 2000 Supplemental Stock Option
  Plan...................................              179,788                        $ 6.06                        20,212

   The Company granted non-qualified options under individual stock option agreements to the persons and on the terms indicated in the following table:

Name                                                                      Grant Date    Expiration Date    Shares    Exercise Price
----                                                                      ----------    ---------------    -------   --------------
Gerald Gorman .........................................................      6/1/96           6/1/06        40,000        1.0000
Gerald Gorman .........................................................    12/31/96         12/31/06         7,250        5.0000
Gerald Gorman .........................................................      2/1/97           2/1/07         2,000       10.0000
Frank Graziano ........................................................    11/14/00          1/31/09             4       16.8750
Frank Graziano ........................................................    11/14/00          3/31/09           165       16.8750
Frank Graziano ........................................................    11/14/00          2/28/09           338       16.8750
Dave Milligan .........................................................      6/1/96           6/1/06        25,000        1.0000
Gary Millin ...........................................................      6/1/96           6/1/06        25,000        1.0000
Gary Millin ...........................................................    12/31/96         12/31/06         9,700        5.0000
Gary Millin ...........................................................      2/1/97           2/1/07         2,000       10.0000
Gary Millin ...........................................................      2/1/97           2/1/07        10,000       10.0000
Thomas Murawski .......................................................     1/26/01          1/26/11       170,000       12.8125
Charles Walden ........................................................     2/16/98          2/16/08        39,520       35.0000
                                                                           --------         --------       -------       -------
 Total ................................................................                                    330,977
                                                                                                           =======

Approval Required:

   The affirmative vote of the holders of a majority of the votes of shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting is required for the approval of this proposal.

Recommendation of the Board:

   The Board of Directors recommends a vote "FOR" the approval of the EasyLink Services Corporation 2003 Stock Option Plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
                        AND RELATED STOCKHOLDER MATTERS

   The following table provides information with respect to the beneficial ownership of EasyLink's common stock as of May 1, 2003 for:

   o each person who EasyLink knows beneficially owns more than 5% of its Class A Common Stock;

   o each of EasyLink's directors, including its Chief Executive Officer;

   o EasyLink's four most highly compensated executive officers, other than its Chief Executive Officer, who were serving as executive officers at the end of 2002 and one other person who was an executive officer of the Company during 2002, and

   o all of EasyLink's executive officers and directors as a group.

   For purposes of this table, a person, entity or group is deemed to have "beneficial ownership" of any shares of Class A Common Stock, including shares subject to options, warrants or conversion rights, which the person, entity or group has the right to acquire within 60 days of May 1, 2003. Unless otherwise noted below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

   For purposes of calculating the percentage of outstanding shares or voting power held by each person named below, any shares which that person has the right to acquire within 60 days after May 1, 2003 are deemed to be outstanding, but shares which may similarly be acquired by other persons are deemed not to be outstanding.

   The total number of shares of Class A Common Stock used for purposes of calculating the percentages of Class A Common Stock beneficially owned is 42,938,720, which includes 1,000,000 shares of Class A Common Stock issuable upon conversion of the 1,000,000 outstanding shares of Class B Common Stock and 41,938,720 shares of Class A common stock issued and outstanding as of May 1, 2003.

   The total number of votes for purposes of calculating the percentage of total voting power includes the voting power of 1,000,000 shares of Class B Common Stock owned by Gerald Gorman. Each share of Class B Common Stock entitles Mr. Gorman to ten votes.

                                                                                Number of            Percentage       Percentage of
                                                                            Shares of Class A        of Class A           Total
Name of Beneficial Owner                                                   Beneficially Owned    Beneficially Owned    Voting Power
------------------------                                                   ------------------    ------------------   -------------
Gerald Gorman..........................................................         1,278,710(1)            2.97%             19.75%
 33 Knightsbridge Road, Piscataway, NJ
Thomas Murawski........................................................           618,245               1.42%              1.18%
George Abi Zeid........................................................         4,148,276(2)            9.60%              7.94%
 262 Glen Head Road, Glen Head NY
Stephen Duff...........................................................            17,549(3)               *                  *
Robert Casale..........................................................                 0                  *                  *
George Knapp...........................................................                 0                  *                  *
Dennis Raney...........................................................                 0                  *                  *
Debra McClister........................................................           100,439                  *                  *
David Ambrosia.........................................................           104,659                  *                  *
Bradley Schrader.......................................................            72,498                  *                  *
All directors and executive officers as a group
  (6 persons)..........................................................         6,347,625              14.69%             29.45%
The Clark Estates, Inc.................................................         5,589,020(4)           13.02%             10.76%
 One Rockefeller Center, New York, NY
Zesiger Capital Group LLC..............................................         4,979,310(5)           11.60%              9.60%
 320 Park Avenue, 30th Floor, New York, New York
AT&T Corp..............................................................         2,423,980(6)            5.52%              4.58%
 One AT&T Way, Bedminster, NJ

---------------
*   Represents beneficial ownership or voting power of less than 1%.
(1) Includes 1,000,000 shares of Class A Common Stock issuable upon conversion, on a one for one basis, of Class B Common Stock.
(2) Includes 268,296 shares issuable upon exercise of warrants. Also includes 300,000 shares held by Telecom International, Inc. Mr. Abi Zeid owns indirectly a majority of the capital stock of Telecom International, Inc. See Item 13, "Certain Relationships and Related Transactions."
(3) Mr. Duff is a limited partner of Federal Partners, L.P. Includes 10,789 shares of Class A Common Stock indirectly held through his limited partnership interest in Federal Partners.
(4) Includes 5,394,640 shares of Class A Common Stock held by Federal Partners. Also includes 194,380 shares held by accounts for which The Clark Estates, Inc. provides management and administrative services. The Clark Estates, Inc. disclaims beneficial ownership of 5,394,640 and the 194,380 shares described in this footnote. The Clark Estates, Inc. provides management and administrative services to Federal Partners. See Item 13, "Certain Relationships and Related Transactions."
(5) Includes 4,979,310 shares of Class A Common Stock held by accounts for whom Zesiger Capital acts as investment adviser. Zesiger Capital disclaims beneficial ownership of all of the shares described in this footnote. See
    Item 13, "Certain Relationships and Related Transactions."
(6) Includes 1,000,000 shares of Class A Common Stock issuable upon exercise of warrants. On February 27, 2003, AT&T and PTEK Holdings, Inc. ("PTEK") entered into a Share Purchase Agreement regarding the sale of 1,423,980 shares to PTEK for $825,908 and a Note Purchase Agreement regarding the transfer of a promissory note for $3,174,092 and a warrant to purchase shares of PTEK stock. The Company has objected to the proposed transaction. See Part I, Item 3, Legal Proceedings contained in the Company's Form 10-K filed March 31, 2003 and subsequent filings with the SEC. The above table excludes PTEK as a 5% beneficial owner. PTEK may be deemed to beneficially own the 1,423,980 shares which PTEK has agreed to purchase from AT&T and, if PTEK and AT&T are deemed to be acting in concert, the 1,000,000 additional shares issuable upon exercise of the warrants.

   The following table sets forth the number of shares of Class A Common Stock included in the table above that are issuable upon the exercise of options exercisable within 60 days of May 1, 2003.

                                                                         Number of Shares of
             Name of Beneficial Owner                                    Class A Common Stock
             ------------------------                                    --------------------
             Gerald Gorman...........................................          109,828
             Thomas Murawski.........................................          616,967
             George Abi Zeid.........................................           25,000
             Stephen Duff............................................            6,250
             Debra McClister.........................................          100,439
             David Ambrosia..........................................          104,659
             Bradley Schrader........................................           72,498

   George Abi Zeid acquired 1,877,618 shares included in the ownership table above in connection with the acquisition of Swift Telecommunications, Inc. ("STI") by EasyLink pursuant to an agreement and plan of merger dated
January 31, 2001. STI acquired AT&T Corp.'s EasyLink Services business on January 31, 2001. In connection with the acquisition of STI by EasyLink, pursuant to a Pledge Agreement dated January 31, 2001 Mr. Abi Zeid pledged to AT&T Corp. all of the shares of EasyLink Class A Common Stock that he was entitled to receive under the agreement and plan of merger to secure a $35 million note issued to AT&T Corp. by STI and assumed by EasyLink as part of the purchase price for the EasyLink Services business. As a result of the debt restructuring completed on November 27, 2001, these shares now secure the $10 million principal amount of restructure notes issued to AT&T Corp. in exchange for the $35 million note held by it. Upon the occurrence of an event of default under the terms of the $10 million note or the pledge agreement, AT&T Corp. may exercise all of its available rights and remedies under the agreement and applicable law. The exercise of these rights and remedies after an event of default may result in the transfer of the shares pledged.

                                   MANAGEMENT

Executive Officers

   The following table identifies the current executive officers of EasyLink and their ages as of July 1, 2003:

Name                                                    Age         Position
----                                                    ---         --------
Gerald Gorman ..................................         47         Chairman, Director
Thomas Murawski ................................         57         Chief Executive Officer and President, Director
George Abi Zeid ................................         50         Executive Vice President and President --
                                                                    International Division, Director
Debra McClister ................................         48         Executive Vice President and Chief Financial Officer
David Ambrosia .................................         46         Executive Vice President and General Counsel

   For biographical summaries of Gerald Gorman, Thomas Murawski and George Abi Zeid, see "Election of Directors."

Debra McClister -- Executive Vice President and Chief Financial Officer

   Ms. McClister has served as Executive Vice President and Chief Financial Officer of EasyLink since July 1998. Prior to joining EasyLink, Ms. McClister held a variety of executive positions at Philips Media, and most recently served as Chief Operating Officer of Philips Media Software from 1996 to 1997. She was the Senior Vice President and Chief Financial Officer for Philips Media, North America from 1995 to 1996, Corporate Vice President and Controller for Philips Electronics, North America from 1988 to 1995 and she held various positions at Philips Electronics from 1984 to 1988. Ms. McClister also worked in financial management for Hitachi America from 1981 to 1984.
Ms. McClister received her B.S. in Commerce from Rider University and is a Certified Public Accountant.

David Ambrosia -- Executive Vice President and General Counsel

   Mr. Ambrosia joined EasyLink as Executive Vice President and General Counsel in May 1999. Prior to joining EasyLink, Mr. Ambrosia was engaged in the private practice of law in the field of corporate law with an emphasis on securities offerings and mergers and acquisitions. From January 1990 through June 1999, he was a partner at Winthrop, Stimson, Putnam & Roberts. From September 1982 until December 1989, he was an associate at Winthrop, Stimson, Putnam & Roberts. Mr. Ambrosia received his B.S. from the School of Industrial and Labor Relations at Cornell University, his M.B.A. from the Johnson
Graduate School of Management at Cornell University and his J.D. from the Cornell Law School.

Executive Compensation

   The following table presents certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to EasyLink in all capacities during the fiscal year ended December 31, 2002, by the Chief Executive Officer of EasyLink during 2002, each of the four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 2002 and one other person who would otherwise have been included in this table on the basis of salary and bonus earned for 2002 but whose employment terminated during 2002 (collectively, the "Named Executive Officers"). No other executive who would otherwise have been included in this table on the basis of salary and bonus earned for 2002 has resigned or otherwise terminated employment during 2002.

                           SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation Awards
                                                                       ------------------------------------
                                                                          Securities          Securities
                                                                          Underlying          Underlying
                                                                          Options to          Options to
                                             Annual Compensation       Purchase EasyLink   Puchase Asia.com
                                         --------------------------         Class A          Inc. Class A
Name and Principal Position              Year     Salary     Bonus      Common Stock(1)     Common Stock(2)
---------------------------              ----    --------   -------    -----------------   ----------------
Gerald Gorman ........................   2002    $250,000        --              --                  --
 Chairman (3)                            2001     215,732        --          55,152                  --
                                         2000     200,000        --              --             100,000
Thomas Murawski ......................   2002     407,698        --         300,000                  --
 Chief Executive Officer                 2001     301,180        --         402,539                  --
 and President (4)                       2000     236,378(5)     --          82,693             100,000
George Abi Zeid ......................   2002     202,404        --          25,000                  --
 President -- International              2001     187,461(7)     --              --                  --
 Operations                              2000          --        --              --                  --
Debra McClister ......................   2002     204,549        --          25,000                  --
 Executive Vice President and            2001     189,589        --          40,000                  --
 Chief Financial Officer                 2000     185,792        --          42,767             100,000
David Ambrosia .......................   2002     229,262        --          50,000                  --
 Executive Vice President and            2001     192,715        --          30,812                  --
 General Counsel                         2000     185,192        --          36,206             100,000
Bradley Schrader .....................   2002     256,730(8)     --              --                  --
 President                               2001     224,139    25,000          80,001                  --
                                         2000      75,620(9)120,000          60,002              50,000


                                           Long-Term Compensation Awards
                                         ----------------------------------
                                             Securities
                                         Underlying Options
                                             to purchase
                                           India.com, Inc.
                                               Class A          All Other
Name and Principal Position                Common Stock(2)     Compensation
---------------------------              ------------------    ------------
Gerald Gorman ........................              --                  --
 Chairman (3)                                       --                  --
                                               100,000                  --
Thomas Murawski ......................              --          335,414(6)
 Chief Executive Officer                            --                  --
 and President (4)                             100,000                  --
George Abi Zeid ......................              --                  --
 President -- International                         --                  --
 Operations                                         --                  --
Debra McClister ......................              --                  --
 Executive Vice President and                       --                  --
 Chief Financial Officer                       100,000                  --
David Ambrosia .......................              --                  --
 Executive Vice President and                       --                  --
 General Counsel                               100,000                  --
Bradley Schrader .....................              --                  --
 President                                          --                  --
                                                50,000                  --

---------------
(1) All numbers give effect to the one-for-ten reverse stock split of the Company's Class A and Class B Common Stock effective January 23, 2002.
(2) All of these stock options were cancelled in 2001.
(3) Also served as Chief Executive Officer until October 26, 2000.
(4) Served as Chief Executive Officer of Mail.com Business Messaging Services, Inc. from February 8, 2000 until October 26, 2000.
(5) Salary did not commence until February 8, 2000.
(6) Represents the outstanding principal of and accrued interest on a loan from EasyLink to Mr. Murawski forgiven by EasyLink pursuant to the terms of Mr. Murawski's employment agreement in the aggregate amount of $235,144 plus $100,000 paid to Mr. Murawaski during 2002 as a partial gross-up for taxes due on the loan forgiveness.
(7) Salary did not commence until February 23, 2001.
(8) Employment terminated in May 2002. Compensation includes salary continuation through December 31, 2002.
(9) Salary did not commence until July 10, 2000.

                          OPTION GRANTS IN FISCAL YEAR

   The following table provides certain information regarding stock options granted to the Named Executive Officers during the year ended December 31, 2002.

                                                                  Individual Grants
                                              --------------------------------------------------------
                                                                                                            Potential Realizable
                                                                Percent of                                    Value at Assumed
                                                Number of      Total Options                                Annual Rates of Stock
                                                Securities      Granted to                                 Price Appreciation for
                                                Underlying     Employees in     Exercise                       Option Terms(1)
                                                 Options        Fiscal Year    Price per    Expiration    -------------------------
Name                                          Granted(#)(1)         (%)         Share(1)       Date           5%            10%
----                                          -------------    -------------   ---------    ----------    -----------   -----------
Gerald Gorman .............................            0              0%          $n/a             n/a    $       n/a   $       n/a
Thomas Murawski ...........................      300,000(2)        0.24            .98      06/20/2012    $172,822.98   $431,460.72
George Abi Zeid ...........................       25,000(2)        0.02            .98      06/20/2012    $ 14,401.91   $ 35,955.06
Debra McClister ...........................       25,000(2)        0.02            .98      06/20/2012    $ 14,401.91   $ 35,955.06
David Ambrosia ............................       50,000(2)        0.04            .98      06/20/2012    $ 28,803.83   $ 71,910.12

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted based upon the fair market value on the date of grant. These assumptions are not intended to forecast future appreciation of EasyLink's stock price. The amounts reflected in the table may not necessarily be achieved.
(2) These options may not be exercised on or before June 20, 2003. Upon that date all of the options will vest.


     STOCK OPTION EXERCISES AND DECEMBER 31, 2002 STOCK OPTION VALUE TABLE


   The following table sets forth certain information concerning stock options exercised during 2002 by the Named Executive Officers and the number and value of specified options held by those persons at December 31, 2002. The values of unexercised in-the-money stock options at December 31, 2002 shown below are presented pursuant to SEC rules. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                                                  Number of                Value of Unexercised
                                           Shares                           Securities Underlying         In-the-Money Options at
                                          Acquired                            December 31, 2002            December 31, 2002(2)
                                             on            Value        ----------------------------    ---------------------------
Name                                    Exercise(#)    Realized($)(1)   Exercisable    Unexercisable    Exercisable   Unexercisable
----                                    -----------    --------------   -----------    -------------    -----------   -------------
Gerald Gorman .......................        0               $0           110,041             269            0              0
Thomas Murawski .....................        0                0           264,407         496,795            0              0
George Abi Zeid .....................        0                0                --          25,000            0              0
Debra McClister .....................        0                0            74,044          28,874            0              0
Bradley Schrader ....................        0                0            72,498               0            0              0
David Ambrosia ......................        0                0            45,942          65,664            0              0

---------------
(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company's Class A Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended, and do not reflect amounts actually received by the Named Executive Officers.
(2) All amounts reflected were determined using a December 31, 2002 price of $0.64 per share.

Employment, Severance and Other Arrangements

   Under Mr. Gorman's current employment agreement, he is entitled to receive a base salary of $250,000 per year. Mr. Gorman may also receive an annual bonus payment if determined to be payable by the board of directors based on the performance of EasyLink and Mr. Gorman. Mr. Gorman's base salary and bonus amount are adjustable on an annual basis at the sole discretion of the Compensation Committee. Additionally, Mr. Gorman may also receive an annual bonus payment if determined to be payable by the board of directors based on the performance of EasyLink and Mr. Gorman. If a sale of EasyLink occurs before the termination of Mr. Gorman's employment without cause or within 3 months after a termination of his employment without cause or within 3 months after Mr. Gorman terminates his employment as a result of certain changes made in his employment by EasyLink, he is entitled to receive upon the consummation of the sale a cash payment equal to 1.5% of the fair market value of the consideration received by the holders of EasyLink's common stock pursuant to the sale. If any of the payments to Mr. Gorman would be subject to change of control excise tax payments, Mr. Gorman is entitled to receive gross-up payments which would entitle him to retain, after payment of all additional taxes on the gross-up payments, an amount equal to the amount of the excise tax. A "sale" shall mean (i) the acquisition by any person, other than Mr. Gorman, of fifty percent or more of the total voting power of EasyLink's then outstanding voting securities or (ii) a merger or consolidation of EasyLink with any other corporation or business entity or a sale, lease or disposition by EasyLink of all or substantially all of EasyLink's assets in which the holders of voting securities of EasyLink immediately prior thereto hold less than 50% of the total voting power represented by the voting securities of the surviving or transferee entity outstanding immediately after the merger, consolidation, sale, lease or disposition. Additionally, the agreement provides that after Mr. Gorman leaves the employ of EasyLink, he will not solicit certain customers of EasyLink with respect to products or services that are the same or similar to those offered to such customers by EasyLink or solicit or induce any employee of EasyLink to leave the employ of EasyLink during the one year period following his employment or disclose any of its confidential information.

   Under Mr. Murawski's current employment agreement, he is entitled to receive an annual base salary of $450,000. Mr. Murawski may also receive an annual bonus payment if determined to be payable by the board of directors based on the performance of EasyLink and Mr. Murawski. If EasyLink terminates
Mr. Murawski's employment without cause at any time within 3 months before and in contemplation of, or at any time after, the occurrence of a change of control or he terminates his employment as a result of certain changes in his employment by EasyLink during the same period, he will be entitled to receive at his option either (i) continuation of his base salary and participation in EasyLink's standard health insurance and 401(k) plans for 12 months after the change of control or (ii) a lump sum equal to 12 months base salary. A "change of control" shall occur if any person, other than Gerald Gorman, acquires fifty percent or more of the total voting power of EasyLink's then outstanding voting securities or a sale of EasyLink occurs. A "sale" of EasyLink for this purpose means a merger, consolidation or sale of EasyLink's assets in which the holders of voting securities of EasyLink immediately prior thereto hold less than 50% of the total voting power represented by the voting securities of the surviving or transferee entity outstanding immediately after the merger, consolidation or sale. If a sale of EasyLink occurs before the termination of Mr. Murawski's employment without cause or within 3 months after a termination of his employment without cause or within 3 months after Mr. Murawski terminates his employment as a result of certain changes made in his employment by EasyLink, he is entitled to receive upon the consummation of the sale a cash payment equal to 2.5% of the fair market value of the consideration received by the holders of EasyLink's common stock pursuant to the sale. If any of the payments to Mr. Murawski would be subject to change of control excise tax payments, Mr. Murawski is entitled to receive gross-up payments which would entitle him to retain, after payment of all additional taxes on the gross-up payments, an amount equal to the amount of the excise tax. A portion of Mr. Murawski's options are also subject to acceleration of vesting upon a change of control. Additionally, the agreement provides that after Mr. Murawski leaves the employ of EasyLink, he will not solicit certain customers of EasyLink with respect to products or services that are the same or similar to those offered to such customers by EasyLink or solicit or induce any employee of EasyLink to leave the employ of EasyLink during the one year period following his employment or disclose any of its confidential information.

   Under Mr. Abi Zeid's current employment agreement, he is entitled to receive an annual base salary of $300,000. Mr. Abi Zeid may also receive an annual bonus payment if determined to be payable by the board of directors based on the performance of EasyLink and Mr. Abi Zeid. Mr. Abi Zeid's base salary and bonus amount are adjustable on an annual basis at the sole discretion of the Compensation Committee. Under the agreement, EasyLink may not terminate Mr. Abi Zeid without cause until the later of (i) the release of Mr. Abi Zeid's shares of EasyLink Class A common stock pledged as collateral to secure the promissory note in the principal amount of $10 million issued by EasyLink to AT&T Corp., and (ii) EasyLink offering to purchase, or arranging for a third party to offer to purchase, shares of EasyLink Class A common stock held by Mr. Abi Zeid for a minimum purchase price of $1.00 per share in cash yielding to him minimum net proceeds of $5 million, and, if he accepts that offer, EasyLink or the third party having completed such purchase. Mr. Abi Zeid's current employment agreement provides that after he leaves the employ of EasyLink, he will not work for a competitor during the one year period following his employment or disclose any confidential information. Additionally, Mr. Abi Zeid contains non-competition, non-solicitation and confidentiality provisions.

   Under Ms. McClister's current employment agreement, she is entitled to receive an annual base salary of $207,000 which will be reviewed each year, and an annual bonus between 15%-45% of base annual salary. In the event that EasyLink is sold to a third party, Ms. McClister's options will be converted into options to acquire the third party's stock, with an equivalent value and the same remaining vesting period as her EasyLink options. In the event that Ms. McClister's position at EasyLink is eliminated, replaced or taken over by the third party in connection with an acquisition, merger or transfer of a majority interest, EasyLink will attempt to offer Ms. McClister a comparable senior management position with the same compensation, commuting and travel requirements. In the event that such a position is not offered to Ms. McClister, she will be entitled to a severance package comprised of (a) six months base salary, (b) annual bonus pro rated for the portion of the year worked and (c) immediate vesting of 50% of her remaining unvested options. Additionally, her current employment agreement provides that after Ms. McClister leaves the employ of EasyLink, she will not work for a competitor during the two year period following her employment or disclose any confidential information.

   Under Mr. Ambrosia's current employment agreement, he receives an annual base salary of $233,000 which will be reviewed each year, and an annual bonus between 15%-30% of base annual salary. If an acquisition, merger, consolidation or transfer of control occurs, Mr. Ambrosia is entitled to severance and other arrangements, including rights similar to those contained in Ms. McClister's agreement. Additionally, Mr. Ambrosia's employment agreement provides that after he leaves our employ, he will not work for a competitor during the two year period following his employment or disclose any confidential information.

   Mr. Schrader's employment terminated during May 2002. Under the terms of his separation arrangement, Mr. Schrader's base salary continued through December 31, 2002.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   EasyLink's Compensation Committee is responsible for administering EasyLink's executive compensation policies and administers the Company's stock option plans.

Compensation Philosophy

   Compensation to executive officers is designed to attract and retain outstanding executive talent, to motivate and reward their performance in support of our strategic, financial and operating objectives. EasyLink has designed compensation programs to create a direct relationship between the level of compensation paid to executives and EasyLink's current and long-term level of performance. The components of these programs are base salary, short-term compensation in annual bonuses and long-term incentive compensation in the form of stock options.

Base Salaries

   The base salaries for our executive officers are determined annually by reviewing the competitive pay practices of companies engaged in businesses similar to ours and the responsibilities of each executive officer. The salaries were established to attract and retain the leadership and skill necessary to build long-term shareholder value.

Short-Term Annual Bonuses

   Annual bonuses for executive officers are intended to provide an incentive for achieving short-term financial and performance objectives. Bonus targets are established based on predetermined annual goals, including revenue and net income goals. Bonuses may be paid in cash or through an award of stock options or a combination of cash and stock options at the discretion of the Compensation Committee.

Long-Term Incentive Compensation

   The EasyLink stock option plans provide long-term incentives for executive officers and other key employees. The Compensation Committee believes that a significant portion of executive compensation should create a direct link between executive compensation and increases in stockholder value. Stock options are granted at fair market value and vest in installments, generally over a period of up to four years. In selecting recipients for option grants, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting EasyLink's long-term strategic performance goals, and industry practices and norms. Long term incentives granted in prior years and existing levels of stock ownership are also taken into consideration.

Chief Executive Officer Compensation

   Mr. Murawski's base salary, annual bonus and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. In addition to these factors, the Committee also took into consideration Mr. Murawski's assumption of the additional responsibilities of President in June 2002. During 2002, Mr. Murawski also received compensation in the amount of $335,144 arising out of the forgiveness of a loan during 2002 in accordance with the terms of Mr. Murawski's employment arrangement with the Company. See "Summary Compensation Table" above. Mr. Murawski's current annual base salary is $450,000.

   The Compensation Committee will evaluate EasyLink's compensation policies on an ongoing basis to determine whether they enable it to attract, retain and motivate key personnel. To meet these objectives, EasyLink may from time to time increase salaries, award additional stock options or provide other short- and long-term incentive compensation to executive officers, including
Mr. Murawski.

   Under Section 162(m) of the Internal Revenue Code of 1986, compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for EasyLink. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 2003 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company intends to maintain qualification of its 1999, 2000, 2001, 2002 and 2003 Stock Option Plans for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

   The members of the Compensation Committee during 2002 when some of actions described in this report were taken were Stephen Duff, William Donaldson and Stephen Ketchum. Mr. Donaldson's membership on the Compensation Committee ended on November 12, 2002 and Mr. Ketchum's membership on the Compensation Committee ended on March 31, 2003. Robert Casale and George Knapp became members of the Compensation Committee on June 10, 2003.


                                      Submitted by the Compensation Committee
                                      Of the Board of Directors

                                      Stephen Duff

                                      Robert Casale

                                      George Knapp

                             AUDIT COMMITTEE REPORT

   The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management. In addition, the Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The audit committee also has received the written disclosures and the letter from KPMG LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

   Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent auditors and the Company's management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

   The members of the Audit Committee at the time the actions described in this report were taken were Stephen Duff and Stephen Ketchum. Mr. Ketchum's membership on the Audit Committee ended on March 31, 2003. George Knapp and Dennis Raney became members of the Audit Committee on May 8, 2003.

                                      Submitted by the Audit Committee
                                      of the Board of Directors

                                      Stephen Duff

                                      George Knapp

                                      Dennis Raney

                         INDEPENDENT PUBLIC ACCOUNTANTS

   KPMG LLP served as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending December 31, 2002. Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement and/or respond to appropriate questions from stockholders. The Company will select an independent auditor for the current fiscal year after the annual meeting.

Fees Paid to the Independent Auditor

   Set forth below is an analysis of the fees billed for professional services rendered by the Company's independent auditor, KPMG LLP, for the fiscal years ending December 31, 2002 and December 31, 2001. New disclosure rules applicable to the independent auditor fee information have been adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and, for comparative purposes, the fees billed by KPMG LLP for services provided in 2001 have been presented below in accordance with these new requirements.

 Audit Fees

   Audit Fees are those fees billed by KPMG LLP in connection with their audit and review of our financial statements, including services related thereto such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. The aggregate amount of the Audit Fees for each of the last two fiscal years were $645,000 in 2002 and $793,000 in 2001.

 Audit Related Fees

   Audit-related fees are assurance and related services that that are reasonably related to the performance of the audit of our financial statements. More specifically, these services would include, among others: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. During 2002, KPMG LLP has provided the Company with assurance and related services, principally consisting of services relating to the Company's implementation of FAS 142. The aggregate fees billed by KPMG LLP for such audit related services for 2002 were $39,000. Any fees billed by KPMG LLP for such services in 2001 are included in the 2001 Audit Fees described above.

 Tax Fees

   The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning services for each of the last two fiscal years were $265,000 in 2002 and $229,000 in 2001.

 All Other Fees

   No other fees were billed for professional services rendered by KPMG LLP during the last two fiscal years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Federal Partners, L.P. Financings

   Stephen Duff, a director of the Company, is Chief Investment Officer of The Clark Estates, Inc. and is Treasurer of the general partner of, and a limited partner of, Federal Partners, L.P. On January 8, 2001, we issued $5,000,000 principal amount of 10% Senior Convertible Notes due January 8, 2006 to Federal Partners. The note bore interest at the rate of 10% per annum and was payable semi-annually one half in cash and, at the option of the Company, one half in shares of Class A common stock valued at the conversion price of $10.00 per share. The Company issued shares to Federal Partners in payment of interest on this note during 2002. The Clark Estates, Inc. provides management and administrative services to Federal Partners. On March 20, 2001, we issued to Federal Partners 300,000 shares of our Class A Common Stock for a purchase price of $3,000,000, and we committed to issue to Federal Partners an additional 100,000 shares of Class A Common Stock if the closing price of our Class A Common Stock on the principal securities exchange on which they are traded was not at or above $100 per share for 5 consecutive days. The additional shares were issued in 2002. As part of the financing completed on November 27, 2001 in connection with our debt restructuring, we issued to Federal Partners an aggregate of 250,369 shares of Class A common stock for a purchase price of $1,700,000, and we committed to issue to Federal Partners an additional 173,632 shares of Class A Common Stock if the average of the closing prices of our Class A Common Stock on Nasdaq was not at or above $16.00 per share for the 10 consecutive trading days through year end 2001. The additional shares were issued in 2002. In connection with the issuance of the senior convertible notes on January 8, 2001, we granted to Federal Partners the right to designate one director to our Board of Directors so long as Federal Partners and other persons associated with it owns at least 300,000 shares of Class A Common Stock, including shares issuable upon conversion of or in payment of interest on the senior convertible notes. Federal Partners designated Stephen Duff and he was appointed to our Board on January 8, 2001. Mr. Duff is Chief Investment Officer for The Clark Estates, Inc. and is Treasurer and a limited partner of Federal Partners. Through his limited partnership interest in Federal Partners, Mr. Duff has an indirect interest in 10,789 of the shares of Class A Common Stock held by Federal Partners.

   On May 1, 2003, Federal Partners exchanged the $5 million note for
2.5 million shares of Class A common stock. In addition, on April 30, 2003, Federal Partners purchased 1,923,077 shares of Class A common stock of EasyLink at a purchase price of $.52 per share or $1 million in the aggregate. Federal Partners and accounts for which The Clark Estates, Inc. provides management and administrative services were beneficial holders as of May 1, 2003 of 13.02% of the Company's common stock.

Zesiger Capital LLC Financing

   On January 8, 2001, March 13, 2001 and October 11, 2001 we issued an aggregate of $9,200,000 principal amount of 10% Senior Convertible Notes due January 8, 2006 to accounts for whom Zesiger Capital Group LLC acts as investment adviser. The notes bear interest at the rate of 10% per annum payable semi-annually one half in cash and, at the option of the Company, one half in shares of Class A common stock valued at the conversion price of $10.00 per share in the case of $7,900,000 principal amount of notes and $2.50 per share in the case of $1,300,000 principal amount of notes. The Company issued shares to these accounts in payment of interest on these notes during 2002. The Company subsequently paid $102,500 in cash in exchange for the elimination of $1,025,000 principal amount of these notes. Zesiger Capital, on behalf of the remaining accounts, exchanged the remaining notes for an aggregate of approximately 4.7 million shares of Class A common stock on May 1, 2003. As of May 1, 2003, these accounts beneficially owned 4,979,310 shares representing approximately 11.60% of the Company's common stock.

Acquisition of Swift Telecommunications, Inc.

   We acquired Swift Telecommunications, Inc. on February 23, 2001. George Abi Zeid was the sole shareholder of Swift Telecommunications, Inc ("STI"). In connection with the acquisition, Mr. Abi Zeid was elected to the Board of Directors of the Company and was appointed President -- International Operations. EasyLink paid $835,294 in cash, issued 1,876,618 shares of Class A Common Stock and issued a promissory note in the original principal amount of approximately $9.2 million to Mr. Abi Zeid in payment of the purchase price for the acquisition payable at the closing. Under the merger agreement, EasyLink also agreed to pay additional contingent consideration to Mr. Abi Zeid equal to the amount of the net proceeds, after satisfaction of certain liabilities of STI and its subsidiaries, from the sale or liquidation of the assets of one of STI's subsidiaries. Pursuant to the debt restructuring completed on November 27, 2001, EasyLink issued $2,682,964 principal amount of restructure notes, 268,295 shares of Class A common stock and warrants to purchase 268,295 shares of Class A common stock in exchange for Mr. Abi Zeid's $9.2 million note. In connection with the acquisition by STI on January 31, 2001 of the EasyLink Services business from AT&T Corp., Mr. Abi Zeid pledged to AT&T Corp. under a Pledge Agreement dated January 31, 2001 all of the shares of EasyLink Class A Common Stock that he was entitled to receive pursuant to the acquisition to secure a $35 million note issued to AT&T Corp. by STI and assumed by EasyLink as part of the purchase price for the EasyLink Services business. As a result of the debt restructuring completed on November 27, 2001, these shares now secure the $10 million principal amount of restructure notes issued to AT&T Corp. in exchange for the $35 million note held by it. In connection with the acquisition of STI on February 23, 2001, EasyLink also entered into a conditional commitment to acquire the 25% minority interests in two STI subsidiaries for $47,059 in cash, promissory notes in the aggregate principal amount of approximately $517,647 and 106,826 shares of Class A Common Stock. This transaction is subject to certain conditions, including satisfactory completion of due diligence, receipt of regulatory approvals and other customary conditions.

   Mr. Abi Zeid exchanged the promissory note in the principal amount of $2,682,964 for 1,341,482 shares of Class A common stock on May 1, 2003 and agreed to defer interest payments due to him in the amount of $283,504.37.

   Mr. Abi Zeid also agreed to contribute up to approximately 1.2 million shares of Class A common stock issuable to him in connection with the November 2001 debt restructuring in order to permit the grant of shares or options to employees.

Proposed Sale of Domain Names

   Gerald Gorman, Chairman and a Director of the Company, has made a non-binding proposal to the Company to purchase the Company's residual interest in its portfolio of domain names that are not used in the Company's core business for a purchase price of $1 million. These names include the domain names that were previously used in the Company's former advertising network and Web-based consumer e-mail business or were held for development in the Company's discontinued domain development business. The Board of Directors has formed a special committee of the Board consisting of two disinterested directors, George Knapp and Robert Casale, to consider Mr. Gorman's proposal.

Transactions with AT&T

   As a result of our acquisition of Swift Telecommunications, Inc. on February 23, 2001 and the completion of our debt restructuring on November 27, 2001, AT&T Corp. beneficially owns as of May 1, 2003 2,423,980 shares of Class A common stock, representing approximately 5.52% of our outstanding common stock and 4.58% of our total voting power. These percentages include 1 million shares issuable at an exercise price of $6.10 per share upon the exercise of warrants held by AT&T. AT&T also holds a note in the original principal amount of $10 million. On February 27, 2003, AT&T and PTEK Holdings, Inc. ("PTEK") entered into a Share Purchase Agreement regarding the sale of 1,423,980 shares to PTEK for $825,908 and a Note Purchase Agreement regarding the transfer of the $10 million promissory note for $3,174,092 and a warrant to purchase shares of PTEK Stock. The Company has objected to the proposed transaction. See Part I, Item 3, Legal Proceedings contained in the Company's Form 10-K filed March 31, 2003 and subsequent filings with the SEC.

   Our acquisition of Swift Telecommunications, Inc. included the EasyLink Services business that Swift had just acquired from AT&T Corp. The EasyLink Services business acquired from AT&T provided a variety of transaction delivery services such as EDI and production messaging services. This business was a division of AT&T and was not a separate independent operating entity. We hired only a portion of the employees of the business. Under a Transition Services Agreement, AT&T provided us with a variety of services to enable us to continue to operate the business pending the transition to EasyLink. We have successfully transitioned virtually all of the services provided by AT&T under the Transition Services Agreement to ourselves, including customer service, network operations center, telex switching equipment and services and office space in a variety of locations. The Transition Services Agreement expired on January 31, 2003. During 2002, the Company paid AT&T $1,794,743 under the Transition Services Agreement.

   The network for the portion of this business relating to EDI and production messaging services continues to reside on AT&T's premises under an Equipment Space Sublease Agreement with AT&T but is now being operated and maintained by EasyLink. The agreement runs through January 31, 2005. We plan to migrate off the AT&T premises to EasyLink's premises over the next two years. Effective February 1, 2003, the Company entered into a Professional Services Agreement with AT&T providing for technical support at the AT&T facility where the Company's EDI and production messaging services network resides. The agreement is for a term of six months but may be renewed for an additional six months at EasyLink's request at the same or reduced level of service.

   In connection with the acquisition of the EasyLink Services business from AT&T Corp., we entered into a Master Carrier Agreement with AT&T. Under this agreement, AT&T will provide us with a variety of telecommunications services that are required in connection with the provision of our services. The term of the agreement for network connection services is for 36 months through May 2005 and the term of the agreement for private line and satellite services is 36 months through February 2004. Under the agreement, we have a minimum purchase commitment for network connection services equal to $3 million for each of the three years of the contract. In addition, we have a minimum purchase commitment for private line and satellite services equal to $375,000 per month during the three-year term. If we terminate the network connection services or the private line and satellite services prior to the end of the term or AT&T terminates the services for our breach, we must pay to AT&T a termination charge equal to 50% of the unsatisfied minimum purchase commitment for these services for the period in which termination occurs plus 50% of the minimum purchase commitment for each remaining commitment period in the term. During 2002, the Company paid AT&T in the aggregate $10,139,756 for telecommunications services under the above-described and other telecommunications services agreements.

   During 2002, AT&T purchased $2,373,547.92 of services from the Company.

   During 2002, AT&T also paid EasyLink $170,302.01 in commission payments for collections of AT&T accounts receivable that were not transferred to the Company in connection with the acquisition of the EasyLink Services business in February 2001.

   The Company leased space from AT&T in Morristown, NJ and paid AT&T $49,000 per month, or $594,000 for the year, in rentals during 2002 under this lease.

Loan Forgiveness

   Pursuant to the terms of Mr. Murawksi's employment arrangement, Mr. Murawski was entitled to forgiveness during 2002 of principal of and accrued interest on a loan in the amount of $235,414. Mr. Murawaski received $100,000 during 2002 as a partial gross-up for taxes due on the loan forgiveness. The loan bore interest at 5% per annum and was incurred to finance the purchase of stock of Netmoves Corporation upon the exercise of stock options prior to the acquisition of Netmoves by the Company.

                            STOCK PERFORMANCE GRAPH

   Set forth below is a graph comparing the percentage change in the cumulative stockholder return on our Class A Common Stock from June 18, 1999 (the date of the initial public offering) to the last day of our last completed fiscal year. The cumulative stockholder return is measured by dividing:

   o the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of our share price as of the end of the measurement period over the price at the beginning of the measurement period, by

   o the share price at the beginning of the measurement period.

   The cumulative total return on our Class A Common Stock is compared with the Nasdaq Stock Market (U.S.) Index and a self-determined peer group (the "Peer Group"). In previous years, we have compared the performance of our Class A Common Stock against the JP Morgan H&Q Internet Index. As of April 4, 2002, the JP Morgan H&Q Internet Index ceased to be published. As shown in the performance graph below we have selected the Peer Group as our new industry index.

                  CUMULATIVE TOTAL RETURN* FROM JUNE 18, 1999
                    TO DECEMBER 31, 2002 OF EASYLINK CLASS A
                     COMMON STOCK, THE NASDAQ STOCK MARKET
                          (U.S.) INDEX AND PEER GROUP


                       [STOCK PERFORMANCE GRAPH OMMITTED]

                EasyLink Services
                Corporation               NASDAQ Market Index         Peer Group
6/17/99         100                       100                         100
12/31/99        267.86                    159.95                      289.92
12/31/00         10.27                     97.11                      114.96
12/31/01          7.00                     76.66                       51.92
12/31/02           .91                     52.49                       41.61

   The Peer Group included the following companies: Descartes Systems Group, Internet Commerce Corporation, J2 Global Communications, Captiva Software Corporation, PTEK Holdings, Inc., and Tumbleweed Communications.

           *ASSUMES $100 INVESTED ON JUNE 17, 1999 IN STOCK OR INDEX,
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                     FISCAL YEAR ENDING DECEMBER 31, 2002.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   Proposals of stockholders of EasyLink which are intended to be presented by such stockholders at EasyLink's 2004 Annual Meeting of Stockholders must be received by EasyLink no later than January 30, 2004 to be included in the proxy statement and form of proxy relating to that meeting. The deadline for submitting a stockholder's proposal that will not be included in the proxy statement and form of proxy for EasyLink's 2004 Annual Meeting of Stockholders but nonetheless will be eligible for consideration is April 15, 2004.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires EasyLink's directors, executive officers and persons who own more than 10% of EasyLink's Class A Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of EasyLink's Class A Common Stock. Reporting Persons are required by SEC regulations to furnish EasyLink with copies of all Section 16(a) reports they file. To EasyLink's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, EasyLink believes that during 2002 all Reporting Persons complied with all applicable filing requirements.

                                   FORM 10-K

   Shareholders entitled to vote at the Annual Meeting may obtain for no charge a copy of the Company's Annual Report on Form 10-K, as amended and without exhibits, for the year ended December 31, 2002, upon written request to Investor Relations, EasyLink Services Corporation, 33 Knightsbridge Road, Piscataway, NJ 08854.

                                 OTHER MATTERS

   The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.


                                 By Order of the Board of Directors,


                                 /s/ DAVID W. AMBROSIA
                                 -----------------------------------------------
                                 DAVID W. AMBROSIA
                                 Executive Vice President, General
                                 Counsel and Secretary

                                                                     APPENDIX A

                         EASYLINK SERVICES CORPORATION
                             2003 STOCK OPTION PLAN

1. Purpose

   The purpose of the EasyLink Services Corporation 2003 Stock Option Plan (the "Plan") is to provide for the grant of stock options as an incentive to selected directors, officers, employees and consultants of EasyLink Services Corporation (the "Company") and any Subsidiary of the Company, to acquire a proprietary interest in the Company, to continue as directors, officers, employees and consultants and to increase their efforts on behalf of the Company.

2. Definitions

   As used in the Plan, the following terms shall have the meanings set forth below:

      (a) "Board" shall mean the Board of Directors of the Company.

      (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

      (c) "Committee" shall mean the committee described in Section 3.

      (d) "Company" shall mean EasyLink Services Corporation, a Delaware corporation, and any successor corporation.

      (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (f) "Fair Market Value" means, as of any date, the value of Stock or other property determined as follows:

         (i) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

         (ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock for the last market trading day prior to the time of determination; or

         (iii) In the absence of an established market for the Stock, or if Fair Market Value is in reference to property other than Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

      (g) "Grantee" shall mean an officer, director, employee or consultant of the Company to whom an Option has been granted under the terms of the Plan.

      (h) "Incentive Stock Option" shall mean an option granted under the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

      (i) "Nonemployee Director" shall mean a director of the Company who is a "nonemployee director" within the meaning of Rule 16b-3.

      (j) "Non-Qualified Stock Option" shall mean an option granted under the Plan that is not intended to be an Incentive Stock Option.

      (k) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

      (l) "Option Agreement" shall mean a written agreement between the Company and a Grantee as described in Section 6.

      (m) "Outside Director" shall mean a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code.

      (n) "Plan" shall mean this EasyLink Services Corporation 2002 Stock Option Plan, as amended from time to time.

      (o) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

      (p) "Stock" shall mean shares of Class A Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Options pursuant to an adjustment made under Section 8.

      (q) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration

   (a) The Plan shall be administered by a committee (the "Committee") designated by the Board. The Committee shall consist of at least two directors and may consist of the entire Board; provided, however, that (i) if the Committee consists of less than the entire Board, each member shall be a Nonemployee Director and (ii) to the extent necessary for an Option intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee shall be an Outside Director.

   (b) The Committee shall have plenary authority in its discretion, subject only to the express provisions of the Plan and, in reference to the Incentive Stock Options, to Code Section 422:

         (i) to select the Grantees, the number of shares of Stock subject to each Option and terms of the Option granted to each Grantee (including without limitation the exercise price, the period during which such Option can be exercised and any restrictions on exercise), provided that, in making its determination, the Committee shall consider the position and responsibilities of the individual, the nature and value to the Company of his or her services and accomplishments, the individual's present and potential contribution to the success of the Company and any other factors that the Committee may deem relevant;

         (ii) to determine the dates of the Option grants;

         (iii) to prescribe the form of the Option Agreements;

         (iv) to adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings;

         (v) to decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the Plan; and

         (vi) to modify or amend any outstanding Option as provided in
      Section 7(h).

All decisions, determinations and interpretations with respect to the foregoing matters shall be made by the Committee and shall be final and binding upon all persons.

   (c) Delegation. The Committee may delegate authority to an officer of the Company to grant Options to Grantees who are not subject to the short-swing profit rules of Section 16 of the Exchange Act and are not "covered employees" whose compensation is subject to the deduction limit of Section 162(m) of the Code, at the discretion of such appointed officer, provided, however, that the appointed officer shall have no authority to grant Options in units greater than 80,000 without approval of the Committee.

   (d) Exculpation. No member of the Board or Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options under it unless such action or failure to take action constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this subsection shall not apply to the

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
responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or federal law.

   (e) Indemnification. Each member of the Board or Committee shall be entitled without further act on his part or her part to indemnity from the Company to the fullest extent provided by applicable law and the Company's Certificate of Incorporation or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options under it in which he or she may be involved by reason of being or having been a member of the Board or Committee at the time of the action, suit or proceeding.

4. Effectiveness and Termination of the Plan

   The Plan shall become effective as of August 7, 2003, provided that the Plan is approved by the stockholders of the Company within one year of its adoption. Any Option outstanding at the time of termination of the Plan shall remain in effect in accordance with its terms and conditions and those of the Plan. The Plan shall terminate on the earliest of:

      (a) August 7, 2013; or

      (b) the date when all shares of Stock reserved for issuance under
   Section 5 of the Plan shall have been acquired through exercise of Options granted under the Plan; or

      (c) such earlier date as the Board may determine.

5. The Stock

   The aggregate number of shares of Stock issuable under the Plan shall be two million five hundred thousand shares (2,500,000) or the number and kinds of shares of capital stock or other securities substituted for the Stock as provided in Section 8. The aggregate number of shares of Stock issuable under the Plan may be set aside out of the authorized but unissued shares of Stock not reserved for any other purpose, or out of shares of Stock held in or acquired for the treasury of the Company. All shares of Stock subject to an Option that terminates unexercised for any reason may thereafter be subjected to a new Option under the Plan.

6. Option Agreement

   Each Grantee shall enter into an Option Agreement with the Company setting forth the terms and conditions of the Option issued to the Grantee, consistent with the Plan. The form of Option Agreement may be established at any time or from time to time by the Committee. No Grantee shall have rights in any Option unless and until an Option Agreement is entered into with the Company.

7. Terms and Conditions of Options

   Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan. Except as hereinafter provided, Options granted under the Plan shall be subject to the following terms and conditions:

      (a) Grantees. The Grantees shall be those employees of the Company or its Subsidiaries (including officers and directors), and those consultants to the Company or its Subsidiaries, selected by the Committee. No Incentive Stock Options shall be granted to (i) any person owning Stock or other capital stock in the Company possessing more than 10% of the total combined voting power of all classes of capital stock of the Company, unless such Incentive Stock Option meets the requirements of 7(b) and 7(e); or (ii) any director who is not an officer. The maximum number of shares of Stock which may be issued pursuant to Options granted to a Grantee within a calendar year is 1,000,000.

      (b) Price. The exercise price of each Option shall be determined by the Committee at the time of grant, and in the case of an Incentive Stock Option shall be no less than the Fair Market Value of the Stock, without regard to any restriction, at the time the Incentive Stock Option is granted. If a Grantee owns more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price of any Incentive Stock Option granted to such individual shall be 110% of the Fair Market Value of the Stock.

      (c) Payment for Stock. The exercise price of an Option shall be paid in full at the time of the exercise (i) in cash, or (ii) by certified check payable to the Company, or (iii) by other mode of payment (e.g., stock) as the Committee may approve.

      (d) Limitation. Notwithstanding any provision of the Plan to the contrary, an Option shall not be treated as an Incentive Stock Option to the extent the aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of Stock for which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year exceeds $100,000.

      (e) Duration and Exercise of Options. Options may be exercised for terms of up to but not exceeding ten years from the date of grant. Subject to the foregoing, Options shall be exercisable at the times and in the amounts (up to the full amount thereof) determined by the Committee at the time of grant. If an Option granted under the Plan is exercisable in installments the Committee shall determine what events, if any, will make it subject to acceleration. The term of an Incentive Stock Option granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Company shall not exceed 5 years.

      (f) Termination of Services. Upon the termination of a Grantee's services for the Company or its Subsidiaries for any reason, Options held by the Grantee may only be exercised to the extent and during the period, if any, set forth in the Option Agreement.

      (g) Transferability of Option. No Option shall be transferable except by will or the laws of descent and distribution. An Option shall be exercisable during the Grantee's lifetime only by the Grantee.

      (h) Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution thereof. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Grantee, alter or impair any rights or obligations under any Option theretofore granted under the Plan or adversely affect the status of an Incentive Stock Option.

      (i) Other Terms and Conditions. Option Agreements may contain any other provision not inconsistent with the Plan that the Committee deems appropriate.

8. Adjustment for Changes in the Stock

   (a) In the event the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each share of Stock theretofore or thereafter subject to an Option the number and kind of shares of capital stock or other securities into, which each outstanding share of Stock shall be changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. The price and other terms of outstanding Options shall also be appropriately amended to reflect the foregoing events. In the event there shall be any other change in the number or kind of outstanding shares of the Stock, or of any capital stock or other securities into which the Stock shall have been changed or for which it shall have been exchanged, if the Committee shall, in its sole discretion, determine that the change equitably requires an adjustment in any Option theretofore granted or which may be granted under the Plan, then adjustments shall be made in accordance with its determination.

   (b) Fractional shares resulting from any adjustment in Options pursuant to this Section 8 may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each holder of an Option that shall have been so adjusted, and the adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

   (c) Notwithstanding Section 8(a), the Committee shall have the power, in the event of the disposition of all or substantially all of the assets of the Company, or the dissolution of the Company, or the merger or consolidation of the Company, or the making of a tender offer to purchase all or a substantial portion of outstanding Stock of the Company, to amend all outstanding Options (upon such conditions as it shall deem fit) to (i) permit the exercise of Options prior to the effective date of the transaction and to terminate all unexercised Options as of that date, or (ii) require the forfeiture of all Options, provided the Company pays to each Grantee the excess of the Fair Market Value of the Stock subject to the Option over the exercise price of the Option, or (iii) make any other provisions that the Committee deems equitable.

9. Amendment of the Plan

   The Board may amend the Plan and may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent deemed desirable to carry out the Plan without action on the part of the stockholders of the Company; provided, however, that, except as provided in Section 8 and this Section 9, unless the stockholders of the Company shall have first approved thereof (i) the total number of shares of Stock subject to the Plan shall not be increased, (ii) no Option shall be exercisable more than ten years after the date it is granted, (iii) the expiration date of the Plan shall not be extended and (iv) no amendment shall
(a) increase the number of shares of Stock to be received on exercise of an Option, (b) materially increase the benefits accruing to a Grantee under an Option or (c) modify the eligibility requirements for participation in the Plan.

10. Interpretation and Construction

   The interpretation and construction of any provision of the Plan by the Committee shall be final, binding and conclusive for all purposes.

11. Application of Funds

   The proceeds received by the Company from the sale of Stock pursuant to this Plan will be used for general corporate purposes.

12. No Obligation to Exercise Option

   The granting of an Option shall impose no obligation upon the Grantee to exercise an Option.

13. Plan Not a Contract of Employment

   Neither the Plan nor any Option Agreement is a contract of employment, and the terms of employment of any Grantee shall not be affected in any way by the Plan or related instruments except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any Grantee for a continuance of employment; nor shall it interfere with the right of the Company (or its Subsidiary, if applicable) to discharge the Grantee.

14. Expense of the Plan

   All of the expenses of administering the Plan shall be paid by the Company.

15. Compliance with Applicable Law

   Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for shares of Stock issuable upon exercise of an Option unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of government authorities and requirements of any exchange upon which shares of Stock are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of certificates to comply with any of those laws, regulations or requirements. The Committee may require, as a condition of the issuance and delivery of certificates and in order to ensure compliance with those laws, regulations and requirements, that the Grantee make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable. Each Option shall be subject to the further requirement that if at any time the Committee shall determine in its discretion that the listing or qualification of the shares of Stock subject to the Option, under any securities exchange requirements or under any applicable law, or the consent or approval of any regulatory body, is necessary in connection with the granting of the Option or the issuance of Stock thereunder, the Option may not be exercised in whole or in part unless the listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

16. Governing Law

   Except to the extent preempted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    OF EASYLINK SERVICES CORPORATION FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 7, 2003

The undersigned stockholder of EasyLink Services Corporation, a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 1, 2003, and hereby appoints Thomas Murawski, Gerald Gorman and Debra McClister or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of EasyLink Services Corporation to be held on August 7, 2003, 3 p.m., local time, at the Embassy Suites Hotel located at 121 Centennial Avenue, Piscataway, NJ 08854 and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock and Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

         ___ FOR all nominees listed below (except as indicated).

         ___ WITHHOLD authority to vote for all nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

         Gerald Gorman

         Thomas Murawski

         George Abi Zeid

         Robert Casale

         Stephen Duff

         George Knapp

         Dennis Raney

2. PROPOSAL TO APPROVE THE COMPANY'S 2003 STOCK OPTION PLAN

         ____FOR            ____AGAINST         ____ABSTAIN


and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

                    PLEASE SIGN BELOW AND RETURN IMMEDIATELY

ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES FOR SUCH PROPOSAL AT THE MEETING, OR, IN THE CASE OF ELECTION OF DIRECTORS, FOR EACH OF THE LISTED NOMINEES. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

_______________________________________    Date:__________________________
Signature


_______________________________________    Date:__________________________
Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)